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EXHIBIT  99D

U  S  WEST  MEDIA  GROUP
7800  East  Orchard  Road
Englewood,  Colorado    80111

[U  S  WEST  Media  Group  logo  and  registered  mark]

News  Release

Release  Date:    October  27,  1997
Contact:    Cathy  Fowler,    303-793-6509
                Tim  Brill,    44-171-333-8221


                     U S WEST MEDIA GROUP SELLS ITS STAKE
                          IN ARGENTINE CABLE VENTURE

                     CEI Citicorp Holdings and Telefonica
                     Purchase Video Cable Communicacion,
            a cable venture with approximately 684,000 subscribers

U S WEST Media Group (NYSE: UMG) today said it sold its 90 percent stake in Video Cable Communicacion (VCC) pursuant to its agreement with CEI Citicorp Holdings SA and Telefonica Internacional de Espana. Argentine businessman Samuel Liberman, owner of the remaining ten percent of VCC, sold his portion as well.

The total sale price of the venture was approximately $1.1 billion, with consideration in the form of cash and assumption of debt. Media Group's cash proceeds in connection with this transaction amount to $640 million.

"We are delighted with this transaction because it includes the right buyers at the right price, and is clearly profitable for Media Group," said Gary Ames, president and chief executive officer of U S WEST International, Media Group's international arm. "VCC is a strong business, but it's not a good geographic fit for us."

U S WEST International continues to invest in and be focused on international operations where it has managerial and operational influence in market-leading
ventures.    These  focused  ventures  are  in  two  lines  of  business, cable-telephone  and  wireless,  in  Europe  and  Asia.

With this transaction, Media Group has exceeded its 1997 objective of selling $1 billion of domestic and international non-strategic assets.

U S WEST International is part of the U S WEST Media Group (NYSE: UMG), one of America's largest broadband communications companies. Media Group is involved in domestic and international cable and telephony, wireless communications,
and  directory  and  information  services.    For  1996,  Media  Group  had
proportionate  pro  forma  revenue  of  $8.1  billion.